Exhibit 99.1
November 13, 2009
Richard S. Anderson, Chair
Independent Bank Corp. Nominating and
Corporate Governance Committee
Dear Dick:
     Rockland Trust Company today completed the exercise of the contractual right it received 20 years ago to acquire sole ownership of the property commonly known as 2036 Washington Street, Hanover, Massachusetts for its fair market value, as determined by third-party appraisals. In so doing, Rockland Trust acquired the fifty percent interest which A.W. Perry, Inc. had in the entity which owned that property. That transaction (combined with the rent Rockland Trust has paid to date this year) is expected to result in gross proceeds to A.W. Perry, Inc. that will slightly exceed the threshold established by NASDAQ listing rules for a Director to be considered an “independent” Director.
     As applicable rules provide that only “independent” Directors can serve on the Compensation and Nominating and Corporate Governance Committees of our Board, and as I do not want to create any appearance of impropriety, I am resigning from my membership on those Committees effective as of November 13, 2009. I will otherwise continue to serve as a Director and as Chairman of the Board.
     I am stepping down from the Committees on which I currently serve to comply with NASDAQ rules and applicable law. For the sake of clarity so that there is no risk that my actions might be misinterpreted, I state for the record that I do not have any disagreements with Independent Bank Corp., my fellow Directors, or management and that my resignation from the Committees to which I was appointed was not the result of any such disagreement.
     I look forward to continuing to serve as a Director with you and the rest of the Board.

Yours truly,
/s/ Thomas J. Teuten
Thomas J. Teuten